Exhibit 4.5

CIPHERGEN BIOSYSTEMS, INC.

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of September 30, 2005 between CIPHERGEN BIOSYSTEMS, INC., a Delaware company (the “Company”), and WELLS FARGO BANK, N.A. (the “Rights Agent”).

WHEREAS, the Company and Continental Stock Transfer & Trust Company entered into a Preferred Shares Rights Agreement, dated as of March 20, 2002 (the “Rights Agreement”) (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

WHEREAS, the Rights Agent became party to the Rights Agreement upon their appointment as the Company’s transfer agent; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as provided below; and

WHEREAS, the Company and the Rights Agent have agreed that this Amendment will replace and supersede the previous amendment to the Rights Agreement dated as of July 22, 2005 between the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment to the Rights Agreement hereby agree as follows:

AMENDMENT

1.             Amendment of the Rights Agreement.

1.1           Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding the foregoing, (x) none of Quest Diagnostics Incorporated (“Quest Diagnostics”), nor any of its Affiliates, shall be deemed an Acquiring Person and neither a Shares Acquisition Date nor a Distribution Date shall be deemed to occur and the Rights will not separate from Company Common Shares, in each case, solely by reason of the execution, delivery, performance or consummation of the transactions contemplated under the Stock Purchase Agreement and the Warrant (or the exercise of the Warrant) each dated as of July 22, 2005, between the Company and Quest Diagnostics (including any amendment or supplement thereto); (y) Quest Diagnostics shall not be treated as an Associate or Affiliate of GlaxoSmithKline plc (“GlaxoSmithKline”) or any of its Subsidiaries and none of GlaxoSmithKline or any of its Subsidiaries shall be treated as an Affiliate of Quest Diagnostics at any time that GlaxoSmithKline and its Subsidiaries together beneficially own less than 29.5% of the outstanding common stock or any other equity security of Quest Diagnostics; and (z) Quest Diagnostics shall not be treated as an Affiliate of any person and no person shall be treated as an Associate or Affiliate of Quest Diagnostics at any time that Quest Diagnostics and its Subsidiaries together beneficially own less than 20% of the outstanding common stock of such person.”

2.             No Other Amendment.  Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification.  This Amendment shall replace and supersede the Amendment to the Rights Agreement made as of July 22, 2005.  By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement.  This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement.  This Amendment shall be irrevocable and Quest Diagnostics, Inc. shall be an express third party beneficiary hereof.

3.             Effect of Amendment.  This Amendment shall be deemed to be in force and effect immediately prior to the execution of the Stock Purchase Agreement.  Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects.  In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

4.             Counterparts.  This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

5.             Miscellaneous.  This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nonetheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the Board of Directors of the Company.

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The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

WELLS FARGO BANK, N.A.

By:	/S/ JENNIFER LENO

Name:	Jennifer Leno

Title:	Assistant Vice President

CIPHERGEN BIOSYSTEMS, INC.

By:	/S/ MATTHEW J. HOGAN

Name:	Matthew J. Hogan

Title:	CFO

[SIGNATURE PAGE TO AMENDMENT TO THE RIGHTS AGREEMENT]